Exhibit 5.1

14 November 2016

Motif Bio plc
One Tudor Street
London
EC4Y 0AH

Dear Sirs:

We have acted as English legal advisers to Motif Bio plc, a public limited company incorporated in England and Wales with company number 09320890 (the “Company”), in connection with the issue of up to 100 million ordinary shares of one penny each in the capital of the Company (the “New Shares”). The New Shares are to be offered and sold by the Company (the “Offering”) in the form of: (i) American Depositary Shares (the “ADSs”), with each ADS representing 20 New Shares; (ii) New Shares, to subscribers in Europe; (iii) warrants to purchase ADSs (the “ADS Warrants”); and (iv) warrants to purchase  New Shares (the “New Share Warrants”, together with the ADSs, the New Shares and the ADS Warrants, the “Securities”).

This opinion letter is being given in connection with the registration statement (as amended through the date hereof (the “Registration Statement”)) on Form F-1 (File No. 333-212491), originally filed by the Company with the Securities and Exchange Commission on 13 July 2016 pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder.

The existing issued ordinary shares of the Company are admitted to trading on AIM, a market operated by London Stock Exchange plc. Application will be required to be made for the New Shares and the New Shares underlying the ADSs to also be admitted to trading on AIM. For the avoidance of doubt, application will not be made for the New Share Warrants to be traded on AIM. No application will be made for the New Shares underlying the ADS Warrants to be traded on AIM at this time; however, once the ADS Warrants are exercised and the New Shares underlying the associated ADSs are allotted and issued, application will be made for the New Shares underlying such ADSs to be admitted to trading on AIM.

1.                                      INTRODUCTION

1.1                               Documents Reviewed

For the purpose of this opinion letter, we have reviewed the following documents:

1.1.1                     the Registration Statement; and

1.1.2                     copies, as appearing on the Company’s file at the Companies Registry, of:

1.1.2.1                     the Company’s Certificate of Incorporation dated 20 November 2014;

Reed Smith LLP is a limited liability partnership registered in England and Wales with registered number OC303620 and its registered office at The Broadgate Tower, 20 Primrose Street, London EC2A 2RS.
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Reed Smith LLP is associated with Reed Smith LLP of Delaware, USA and the offices referred to below are offices of either Reed Smith LLP or Reed Smith LLP of Delaware, USA.

ABU DHABI • ATHENS • BEIJING • CENTURY CITY • CHICAGO • DUBAI • FRANKFURT • HONG KONG • HOUSTON • KAZAKHSTAN • LONDON • LOS ANGELES • MUNICH • NEW YORK
PARIS • PHILADELPHIA • PITTSBURGH • PRINCETON • RICHMOND • SAN FRANCISCO • SHANGHAI • SILICON VALLEY • SINGAPORE • TYSONS • WASHINGTON, D.C. • WILMINGTON

1.1.2.2                     the re-registration documents for the Company’s re-registration from a private company to a public company, dated 1 April 2015;

1.1.2.3                     the memorandum and articles of association of the Company as adopted by resolution of the shareholders of the Company on 26 January 2015 (the “Memorandum and Articles”);

1.1.3                     the shareholder resolutions passed at the general meeting of the Company on 1 August 2016 resolving, inter alia, to give the directors of the Company authority to allot ordinary shares and dis-apply pre-emption rights up to a nominal amount of £1 million (equating, because ordinary shares in the Company have a nominal value of one penny each, to 100 million ordinary shares) pursuant to the Offering (the “Shareholder Resolutions”);

1.1.4                     minutes of a meeting of the board of directors of the Company held on 11 July 2016 at which it was resolved to proceed with the Offering and to resolve to allot the New Shares (conditional on admission of the New Shares to AIM) (the “Board Resolutions” and together with the Shareholder Resolutions, the “Corporate Approvals”).

1.2                               Searches and Enquiries

For the purpose of this opinion letter, we have reviewed and undertaken the following searches and enquiries:

1.2.1                     an online search carried out on 14 November 2016 at 14:33 (GMT) in respect of the Company with the Registrar of Companies for England and Wales; and

1.2.2                     an enquiry by telephone search made on 14 November 2016 at 14:33 (GMT) at the Companies Court in London of the Central Register of Winding Up Petitions with respect to the Company, together the “Company Searches”.

1.3                               We have reviewed such documents (as are within our knowledge) and made such searches and enquiries as we have deemed proportionate and necessary for the purposes of rendering the opinions hereinafter set forth.

2.                                      SCOPE OF OPINION

2.1                               Except as stated above, for the purpose of this opinion letter we have not examined any contracts, deeds, instruments or documents, or examined any corporate or other records of any other company or any other documents entered into by or affecting the Company or its subsidiaries (the “Group”) or any corporate records of the Company or the Group nor made any other enquiries concerning the Company or the Group.

2.2                               The opinions given in this opinion letter are given in connection with the Offering and may not be relied upon in connection with any other matter.

2.3                               The opinions given in this opinion letter are given on the basis of the assumptions and qualifications set out in this opinion letter. The opinions given in this opinion letter are strictly limited to the matters stated in paragraph 4 (Opinions) and do not extend to any other matters.

2.4                               We express no opinion as to matters of fact.

2.5                               We express no opinion in respect of tax and no such opinion is implied or may be inferred.

2.6                               This opinion letter is limited to the laws of England, the laws of the State of New York and the federal securities laws of the United States and we express no opinion as to the laws or regulations of any other jurisdiction.

2.7                               By giving this opinion letter we do not assume any obligation to notify you of changes in law following the date of this opinion letter which may affect the opinions expressed herein or to otherwise update this opinion letter in any respect.

2.8                               Our work for you in providing this opinion, and our liability to you in respect hereof, are covered in all respects by our terms and conditions of business.

3.                                      ASSUMPTIONS

3.1                               In giving this opinion letter we have assumed the following:

3.1.1                     all documents supplied to us as originals are authentic and complete and all signatures, stamps and seals thereon are genuine;

3.1.2                     all documents submitted to us as copies or received by facsimile transmission or by email conform to the originals, and the original documents of which such copies, facsimiles or emails have been supplied to us were authentic and complete;

3.1.3                     that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold and that all documents submitted to us have been duly executed and delivered;

3.1.4                     all factual representations made in any of the documents submitted to us are accurate and complete;

3.1.5                     that the Company has fully complied and will comply with its obligations under all applicable money laundering legislation;

3.1.6                     that the Company has fully complied and will comply with its obligations under all applicable bribery and corrupt practices legislation in the UK or otherwise including the Bribery Act 2010 (UK) and Foreign Corrupt Practices Act of 1977 (USA), as amended;

3.1.7                     no amendments (whether oral, in writing or by conduct of the parties) have been or will be made to the Corporate Approvals and such Corporate Approvals remain true, complete, accurate and in full force and effect; and

3.1.8                     that there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England, the State of New York and the federal securities laws of the United States may be relevant to this opinion letter, such laws have been and will be complied with.

4.                                      OPINIONS

4.1                               Based upon the foregoing, subject to any matters not disclosed to us and subject to the qualifications set out below, we give the following opinions in respect of the Company:

4.1.1                     the Securities have been duly authorised for allotment and issue;

4.1.2                     the Securities will, when the names of the holders of such Securities are entered in the relevant register of the Company (being the Register of ADS holders for the ADSs, the Register of Members for the New Shares, the Register of ADS Warrantholders for the ADS Warrants and the Register of Warrantholders for the New Share Warrants) and subject to the receipt by the Company of the aggregate issue price in respect of all the Securities, be validly issued, fully paid and no further amount may be called thereon;

4.1.3                     the issue of the ADS Warrants and the New Share Warrants will create binding obligations upon the Company; and

4.1.4                     the ordinary shares underlying the ADS Warrants and the New Share Warrants, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

For the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of the England and Wales, so we have assumed those words to mean that holders of such ordinary shares, having fully paid all amounts due on such ordinary shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such ordinary shares.

5.                                      QUALIFICATIONS

5.1                               This opinion letter is subject to the following qualifications:

5.1.1                     the enquiries at the Central Registry of Winding-Up Petitions referred to in paragraph 1.2.2 above, relate only to compulsory winding up petitions presented to and winding up orders made in, the High Court in London and District Registries in England and Wales and to

applications for administration presented to and administration orders made in, the High Court in London. It is not capable of revealing conclusively whether or not:

5.1.1.1                     a winding up petition or administration application has in fact been presented at the relevant court, as details of the petition/application may not have been entered on the records of the Central Registry of Winding Up Petitions in time to be disclosed by our enquiry;

5.1.1.2                     an application has been made or a petition has been presented for an administration or a winding up order in any court other than the High Court. We have not made enquiries of any County Court as to whether an application or petition for an administration/winding up order has been presented to, or an administration or winding up order has been made by, such County Court against the Company; and

5.1.1.3                     a notice of appointment of an administrator has been filed in either the High Court or the County Court by the Company or by any secured creditor of the Company; and

5.1.2                     searches with the Registrar of Companies in England and Wales are not capable of revealing definitively whether or not a winding up petition or an application for an administration order has been presented. Notices of a winding up order made or resolutions passed or an administration order made, or an administrative receiver or a receiver appointed may not be filed with the Registrar of Companies in England and Wales immediately.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” contained in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Yours faithfully,

/s/ Reed Smith LLP

Reed Smith LLP